Exhibit 10.7

                              AGREEMENT

      THIS AGREEMENT is executed as of November 3, 2000, by and between WasteMasters, Inc. ("WMI") and Global Eco-Logical Services, Inc.
("Global").

      WHEREAS, WMI and Global entered into a Lease/Purchase Agreement dated January 1, 1999 (the "Lease"), wherein WMI leased its interest in the following described property (collectively, the "Property"), to wit:
Wood Management, Inc., a New Jersey corporation; Mini-Max Enterprises, Inc., a New Jersey corporation; Tri-State Waste Disposal, Inc., a New Jersey corporation; Southeastern Research & Recovery, Inc., a South Carolina corporation; Atlantic Coast Demolition & Recycling, Inc., a Pennsylvania corporation (hereinafter, the "Corporations"); and all of the real (hereinafter, the "Landfill Realty") and personal property (hereinafter, the "Landfill Personalty") normally used by the Lessor in the operation of that landfill in Lisbon, Ohio;

      WHEREAS, the Lease contained an option to purchase the Property, which Global exercised;

      WHEREAS, Global completed its purchase of the Property on March 30, 1999;

      WHEREAS, in partial consideration for the purchase of the Property, Global issued WMI a certificate for 400,000 shares (the "Original
Certificate") of common stock of Global, and a convertible promissory note in the amount of $4,000,000;

      WHEREAS, WMI ultimately converted the promissory note of Global into 800,000 shares of common stock of Global, which is represented by one certificate for 400,000 shares (the "2002 Certificate") which contains a contractual restriction preventing its sale before March 30, 2002 unless otherwise agreed to by Global, and another certificate for 400,000 shares (the "2003 Certificate") which contains a contractual restriction preventing its sale before March 30, 2003 unless otherwise agreed to by Global;

      WHEREAS, WMI wants to pledge the 2003 Certificate and the 2002 Certificate as security for its 10% Senior Secured Convertible Debentures in the aggregate principal amount of $500,000 (the holders of which shall be referred to as the "Lenders");

      WHEREAS, Global is willing to waive the contractual restriction on the 2003 Certificate to enable WMI to pledge it as collateral, and to enable the Lenders to sell the 2003 Certificate in accordance with SEC Rule 144 in the event of a default by WMI, provided that WMI the certificate issued to replace the Original Certificate contains a restriction identical to the restriction on the 2003 Certificate;

      WHEREAS, Global is willing to waive the contractual restriction on the 2002 Certificate to enable WMI to pledge it as collateral, and to enable the Lenders to sell the 2002 Certificate in accordance with SEC Rule 144 in the event of a default by WMI on the terms set forth herein.

      NOW THEREFORE, for the consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, WMI and Global hereby agree as follows:

      1. Waiver of Restriction on 2003 Certificate. Global hereby waives the contractual legend on the 2003 Certificate to enable WMI to pledge the 2003 Certificate to the Lenders, and to enable the Lenders to take any action to sell, transfer or dispose of the 2003 Certificate in accordance with that Pledge Agreement between WMI and the Lenders; provided that such waiver does not effect WMI or the Lender's obligation to comply with SEC Rule 144 with respect to any sale, transfer or disposition.

      2. Waiver of Restriction on 2002 Certificate. Global hereby waives the contractual legend on the 2002 Certificate to enable WMI to pledge the 2002 Certificate to the Lenders, and to enable the Lenders to take any action to sell, transfer or dispose of the 2002 Certificate in accordance with that Pledge Agreement between WMI and the Lenders; provided that such waiver does not effect WMI or the Lender's obligation to comply with SEC Rule 144 with respect to any sale, transfer or disposition; and further provided that the Lenders must sell all of the stock evidenced by the 2003 Certificate prior to selling the 2002 Certificate, and may not sell any part of the 2002 Certificate until the expiration of 90 days after the date on which the last of the 2003 Certificate has been sold; and further provided that the contractual restriction shall be in full force and effect, or the contractual restriction reaffixed to the 2002 Certificate to the extent it has been removed, in the event (a) the common stock of Global has a closing price equal to or greater than $2.50 per share at any time for ten consecutive trading days at any time after the date of this Agreement. Global hereby agrees to allow the Lenders or WMI to obtain a replacement certificate for the 2002 Certificate that does not contain the contractual restriction.

      3. Replacement of Original Certificate. WMI hereby agrees that any certificate issued to replace the Original Certificate will be issued with the following legend: "The securities represented by this certificate may not be sold, transferred or otherwise disposed of by the holder until March 30, 2003, unless otherwise agreed to by the company." In the event WMI recovers the Original Certificate prior to the issuance of a replacement thereof, WMI agrees not to sell or transfer the Original Certificate prior to March 30, 2003, and to the affixation of a legend to the Original Certificate identical to the legend set forth in the preceding sentence.

      4. Cancellation of Original Certificate. WMI hereby agrees that it shall not default on its obligations to the Lenders, and that it shall take any action necessary to prevent the Lenders from selling the 2002 Certificate in accordance with the Pledge Agreement between the Lenders and WMI. In view of the difficulty of determining Global's damages in the event of default by WMI if the 2002 Certificate is sold as a result of a default by WMI on its obligations to the Lenders, then WMI shall be obligated to cancel the Original Certificate as full and complete liquidated damages, and not as a penalty and, thereupon, and no party shall have any further obligation or liability hereunder nor any other remedy at law or in equity.

      5. Third-Party Beneficiary. Global acknowledges and agrees that the Lenders are making a loan to WMI in reliance on the agreements and undertakings of Global herein. Therefore, Global agrees that its agreement to waive the contractual restrictions on the 2003 Certificate and the 2002 Certificate may not be revoked or rescinded without the written consent of the Lenders, that the Lenders are intended third-party beneficiaries of this Agreement, and that the Lenders are entitled to enforce Global's obligations and undertakings herein as the Lenders were signatories hereto.

      6. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of New York.

      7. Binding Effect. This instrument shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

      IN WITNESS WHEREOF, Assignor and Assignee have executed and sealed this Assignment as of the day and year first above written.


WASTEMASTERS, INC., a Maryland corporation


/s/ A. Leon Blaser

By: A. Leon Blaser, Chief Executive Officer



GLOBAL ECO-LOGICAL SERVICES, INC.



/s/ Richard D. Tuorto

By: Richard Tuorto, President